Exhibit 99.1
PARAMOUNT APPOINTS DENNIS K. CINELLI AS CHIEF FINANCIAL OFFICER AND
ADDS ANDREW CAMPION TO ITS BOARD OF DIRECTORS

PARAMOUNT’S INTERIM CFO ANDREW C. WARREN TO SERVE AS STRATEGIC ADVISOR

LOS ANGELES, CA – JANUARY 14, 2026 – Paramount, a Skydance Corporation (Nasdaq: PSKY) today announced that Dennis K. Cinelli will join the company’s executive leadership team as Chief Financial Officer, effective January 15, 2026, and as such has resigned his Board of Directors seat. A highly accomplished financial executive, Cinelli has helped grow some of the world’s most innovative companies, including Uber, where, as Head of Mobility for the U.S. and Canada, he played a critical role in expanding the business and was instrumental in taking the company public, and Scale AI, where, as CFO, he guided rapid revenue growth and strategic fundraising, including a landmark investment by Meta that valued the company at nearly $30 billion.

As Chief Financial Officer, Cinelli will succeed Andrew C. Warren who has served as EVP and Interim Chief Financial Officer since June 2025. In this role, Cinelli will oversee Paramount’s global financial functions, including accounting, tax, and investor relations. After concluding his tenure as Interim CFO, Warren will continue to offer counsel to the company’s leadership as a strategic advisor.

David Ellison, Chairman and CEO of Paramount said: “We are thrilled to welcome Dennis Cinelli as our new CFO. I have known Dennis for many years and have enormous respect for his financial acumen and tremendous track record of guiding high-growth technology companies, including G.E. Ventures, Uber, and Scale AI, through periods of scale and transformation. He brings deep expertise across direct-to-consumer, media and industrial sectors, as well as AI and other disruptive technologies, and will be an outstanding addition to our leadership team as we continue to drive growth and innovation.”

Ellison added: “We have been incredibly fortunate to have Andy Warren serve as our interim CFO over the past 5+ months. He is widely respected across the organization and the industry, and his deep experience, professionalism, and strategic insight have been invaluable. While he will be stepping out of the interim position, we are grateful that he will continue to support the company as a strategic advisor.”

Paramount also announced the addition of Andrew Campion, currently Chairman and CEO of Unrivaled Sports, as an independent director to the company’s Board of Directors, effective as of January 13, 2026. Campion brings extensive experience as a senior executive and board member, with expertise in finance, strategy, consumer, and global operations gained through leadership roles over 17 years at Nike, where he served as Chief Operating Officer, Chief Financial Officer, and head of Global Strategy, and previously over 11 years at The Walt Disney Company, where he most recently served as Senior Vice President of Corporate Development.

Ellison also said: “We’re excited to welcome Andy Campion to our board of directors. Andy brings extensive experience building and scaling large, complex organizations, having served as a senior executive and board member for some of the world’s most iconic companies, including Nike, The Walt Disney Company, and Starbucks. His expertise and strong track record in driving growth, innovation, and operational excellence make him an ideal addition to our board, and we look forward to benefiting from his strategic perspective and leadership.”

About Dennis K. Cinelli
Most recently, Cinelli served as Chief Financial Officer of Scale AI. He previously held senior finance and operational roles at Uber, including Global Head of Strategic Finance, leading global finance teams across all Uber businesses and Merger & Acquisition integrations, and later running the U.S. and Canada Mobility (Rides) business and responsibility for growth initiatives. Prior to Uber, Cinelli was with G.E. Ventures as Chief Financial Officer. His extensive experience in strategic transactions and active engagement within the AI ecosystem make him a valuable resource in advancing Paramount's growth objectives.

About Andrew Campion
Campion currently serves as Chairman and CEO of Unrivaled Sports, a leading, fast-growing portfolio of youth sports brands and experiences. He previously served in executive leadership roles at Nike Inc., including as Chief Operating Officer, Chief Financial Officer, and head of Global Strategy, and at The Walt Disney Company, including as Senior Vice President of Corporate Development. Campion also currently serves on the Boards of Directors of Starbucks Coffee Company, Williams-Sonoma, Inc., Vuori, the Los Angeles 2028 Olympic and Paralympic Games, and the UCLA Anderson School of Management. With his extensive experience in operational strategy, financial planning, and corporate development across sports and media companies, he offers deep industry insight and a track record of driving transformative growth and executing complex strategic initiatives.

About Paramount, a Skydance Corporation
Paramount, a Skydance Corporation (Nasdaq: PSKY) is a leading, next-generation global media and entertainment company, comprised of three business segments: Studios, Direct-to-Consumer, and TV Media. The Company's portfolio unites legendary brands, including Paramount Pictures, Paramount Television, CBS – America's most-watched broadcast network, CBS News, CBS Sports, Nickelodeon, MTV, BET, Comedy Central, Showtime, Paramount+, Pluto TV, and Skydance's Animation, Film, Television, Interactive/Games, and Sports divisions. For more information please visit www.paramount.com.

Media Contacts:
Melissa Zukerman
msz@paramount.com

Laura Watson
laura.watson@paramount.com